EXHIBIT 10.4
                                [GRAPHIC OMITTED]
                                RESTORATION GROUP


                              EMPLOYMENT AGREEMENT

This Agreement is made by and between RG Restoration, Inc. d/b/a The Restoration Group, a Texas corporation, with its principal office located at 2100 Valley View Lane, Suite 110, Dallas, Texas 75234 (the "Company") and Frank I. Dahlberg ,("Employee'). In consideration of the mutual promises and covenants contained herein, the adequacy and receipt of which are hereby acknowledged, the parties agree to the following:

1. Employment. The Company employs Employee commencing on March 1st, 2005 ("Start Date"), (subject to a probationary period of ten days from employment Start Date to allow The Company to complete a background check, including criminal, employment, and education verification, and findings satisfactory to The Company), to perform such duties and have such responsibilities as set forth from time to time by The Company's Management. Employee shall comply with all policies and procedures set forth by the Company from time to time, including but not limited to the Company's Employee Handbook. Either party may terminate this employment agreement at any time and for any or no reason, and no term is implied herein. If the Company terminates Employee without Cause, employee will be entitled to 3 months of compensation and all stock options granted shall immediately vest. "Cause" means: a) failing to carryout all lawful requests of the Company including strictly following its policies, procedures and performance criterion or any breach of this Employment Agreement; or b) any act of subordination, dishonesty, or moral turpitude which could be potentially damaging to the Company; or c) violations of any law or code that potentially could directly affect the Company.

                                                                  Initials:_____

2. Base Compensation. Employee shall earn an initial annual salary ("Base Salary") of $100,000 per year, which shall be paid pro-rata pursuant to the Company's regular payroll practices, less any and all applicable taxes, withholdings, and other deductions required by law. Additionally, Employee shall receive increases in Base Salary upon the Company's achievement of certain goals with regard to its business. Employee shall receive performance reviews on an annual basis at which time incremental future increases may be determined. Additionally, Employee shall receive a minimum of $ 500 per month automobile allowance and up to a maximum of $ 500 per month health insurance allowance. Employee shall further be entitled to reimbursement for usual and customary business expenses approved in advance by the Company and properly documented with receipts and timely submitted pursuant to the Company's expense reimbursement policies in effect from time to time. Employee shall be entitled to participate in the Company's Senior Management Bonus Policy, and any other benefits to which Employee may be eligible, including but not limited to the Company's 2005 Long Term Incentive Plan or other benefit programs that the Company offers from time to time to similar employees.

                                                                  Initials:_____


2.1 Stock Option Plan (to be determined by the compensation committee)
The Employee shall receive an incentive stock option grant effective March 1st 2005 of________restricted common shares of RG America, Inc. The options shall expire 5 years from the date each option shares vest and shall be exercisable for a price of $_______per share.________shares of this grant shall vest on January l s, 2006. The remaining________option shares will be vested equally on a quarterly basis over 2 years, equating to_______shares per quarter. Any stock option(s) granted to Employee shall be strictly conditioned and governed and controlled by Inwision Capital, Inc.'s stock option plan(s) and the documents related thereto, and not by this Agreement unless where specifically outlined herein.

                                                                  Initials:_____

2.2 Other benefits.
Sales commissions: Employee has the ability to earn additional sales commissions per the following schedule: a) Direct Sale : defined as any sale originated, developed, and closed by the employee with no assistance from other company sales employees. Commission defined as 3 % of the contract proceeds.


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b) Joint  Sale:  defined as any sale  originated,  developed,  and closed by the above named employee with assistance from another company employee. Commission structure will be worked out equitably between the parties involved (a normal commission structure might be defined as 1.0% for contract origination, 1.0% for contract development and 1.0% for contract closing) on a sale by sale basis depending on the value and effort contributed by each party. In the event of a dispute, employee agrees to allow the company president to arbitrate and decide a fair and equitable commission split.

c) Sales Referrals: defined as any referral to another company sales employee ultimately resulting in a contract closure. Commission defined as 0.5% of the contract proceeds.

d) Sales Override: defined as any sale originated and developed by a company junior sales employee under the direction of the above named employee and closed with the assistance of the above named employee. Commission defined as 0.5 % to the above named employee, and 2.5 % to junior sales employee.

Sales commissions  payment:  Sales  commissions will be paid as follows:
a) 10% sales commission will be paid within 14 days following contract closing.
b) 50% sales commission will be paid within 14 days following the completion of 50% of the project.
c) 40% sales commission will be paid within 14 days following the completion of 100% project.

Commissions versus Base Compensation:

a) Commissions will be absorbed by the base compensation as defined above until the base salary is exceeded, and then commissions shall be paid above and beyond the base compensation.
b) If, for any reason, employment shall be discontinued at the initiative of either party, commissions earned will be paid as earned, if they exceed the prorated base compensation at that point.

                                                                  Initials:_____

3. Confidentiality and Trade Secret. Confidential Information received by Employee shall be held by Employee in secrecy and confidence, and shall not be disclosed by Employee to any person or other entity at any time. Employee shall not remove, distribute, publish, copy, download, or otherwise extract in any manner from The Company's premises or its databases and records any Confidential Information. Upon termination of this Agreement, Employee shall return to The Company any and all Confidential Information received from The Company which is in written or computer readable form, together with a letter certifying that the information contained therein has in no way been reproduced, copied or disclosed in an unauthorized manner. The provisions of this Agreement regarding Confidential Information and trade secrets shall survive the termination of this Agreement.

                                                                  Initials:_____

4. Representations and Warranties. Employee represents and warranties to the Company that i) he is duly qualified to be employed by the Company; and ii) he is not prohibited from being employed with the Company by virtue of any non-competition or other restrictive agreement with any other person or company; and iii) Employee's employment with the Company does and will not infringe on the rights of any other person; and iv) the Company did not solicit nor seek out the Employee for employment with the Company but rather the Employee approached the Company and sought employment with the Company; and iv) the Employee has not obtained any confidential or proprietary intellectual property, trade secrets, or other information or knowledge particular to Employee's former employers that Employee will utilize in his employment with the Company; and v) the information, skills and other knowledge that Employee will utilize in his employment with the Company is all the sort of information, knowledge that any person in the Company's field would possess and be familiar with.

                                                                  Initials:_____

5. Non-Competition/Non-Solicitation. Employee acknowledges and agrees that the pursuit of the activities forbidden by this section would necessarily involve the use or disclosure of Confidential Information in breach of this Agreement, but that proof of such a breach would be extremely difficult. To forestall this disclosure, use, and breach, and in consideration of the employment under this Agreement, and in order to protect the goodwill and other business interests of The Company, and provided that the Company remains in business, then for a period of twelve (12) months after employment is terminated, Employee shall not, directly or indirectly, or through any other person acting on Employee's behalf:

            (a) solicit business from or perform services for, any persons, company or other entity which at any time during the Employee's employment by the Company is a client or customer of the Company if such business or services are of the same general character as those engaged in or performed by the Company;


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            (b) solicit for  employment  or in any other fashion hire any of the employees of the Company;

            (c) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with any business or enterprise engaged in the business of designing, developing, and implementing any sort of business described generally as relating to a unique Habitational I Apartment insurance product which is made unique by the alignment of interests between Construction, Claims, Marketing and Underwriting (collectively, the "Business") within a radius of 35 miles from Company's or any of Company's affiliates principal places of business (the "Restricted Area");

            (d) use or permit his name to be used in connection with any competitive business or enterprise engaged in the Business within the Restricted Area; or

            (e) use the name of the Company or any name similar thereto, but nothing in this clause shall be deemed, by implication, to authorize or permit use of such name after expiration of such period; provided, however, that this provision shall not be construed to prohibit the ownership by the Employee of not more than 5% of any class of the outstanding equity securities of any corporation which is engaged in any of the foregoing businesses having a class of publicly traded securities. In the event that the provisions of this Section should ever be adjudicated to exceed the time, geographic, service or product limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or product limitations permitted by applicable law.

                                                                  Initials:_____

6. Inventions. All work performed by Employee and all materials, products, deliverables, inventions, software, ideas, disclosures and improvements, whether patented or unpatented, and copyrighted material, made or conceived by Employee during Employee's employment by The Company (collectively referred to as "inventions") which (i) relate to methods apparatuses, designs, products, processes or devices sold, licensed, used or under development by The Company,
(ii) otherwise relate to or pertain to any present, proposed or contemplated business, functions or operations of The Company, (iii) relate to The Company's actual or anticipated research or development, (iv) involve the use of The Company's assets, information, inventions or the like, are Confidential Information and are the property of The Company and shall be deemed to be a work made for hire. To the extent that title to any of the foregoing shall not, by operation of law, vest in The Company, all right title and interest therein are hereby irrevocably assigned to The Company. Employee agrees to give or any person or entity designated by The Company reasonable assistance required to perfect its rights therein.

                                                                  Initials:_____

7. Equipment. All equipment issued to the Employee by the Company shall at all times remain the property of The Company. It is the Employee's responsibility to immediately notify the Company if any equipment issued to the employee becomes inoperable or damaged. If and when equipment is exchanged or returned, the Employee is responsible for maintaining receipts evidencing same. Upon leaving employment, Employee shall immediately return to the Company all equipment and other items issued to Employee.

                                                                  Initials:_____

8. Offset Right at Termination, Subject to applicable law, the Company may offset from Employee's wages and any other earned benefits, any obligations due the Company, as set forth herein, from the Employee upon termination.

                                                                  Initials:_____

9. Arbitration. Other than claims under paragraphs 2,3,4,5 and 6 of this Agreement, all disputes between Employee (and Employee's attorneys, successors, and assigns) and The Company, (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) shall be submitted to binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in a timely manner. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARDING CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE. THE ARBITOR SHALL NOT HAVE THE AUTHORITY TO AWARD EITHER PARTY ATTORNEYS FEES OR EXEMPLARY DAMAGES. Notwithstanding the foregoing, pursuant to appropriate provisions of state law, either party may, at its option, seek injunctive relief through a court of competent jurisdiction to enforce the Non-Competition and Non-Solicitation sections of this Agreement. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the


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arbitrator,  and, if involved,  the court and court staff.  All documents  filed with the arbitrator or with a court shall be filed under sea(. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality. The rights and obligations of Employee and The Company set forth in this Section on Arbitration shall survive the termination of Employee's employment.

                                                                  Initials:_____

10.   Miscellaneous.

      a) "Confidential Information' means any and all information and materials that are proprietary to The Company (or its affiliates) or to any third-party licensor, the same having been acquired through the expenditure of time, effort and money, including but not limited to the following items and other items of a similar nature considered by The Company to be confidential and/or in the nature of trade secrets, whether or not reduced to a tangible medium: business and marketing plans, sales records, price lists, pricing policies, market studies, financial and technical information, customer names, business relationships and other information relating to, among other things, customers, supplier's names, discoveries, algorithms, data structures, concepts, product plans, software in any stage of development, source code, designs, drawings, specifications, techniques, models, data, technical manuals, research and development materials, processes, procedures and know-how. Confidential Information shall not include any information publicly or generally known or known to the Employee prior to employment with the company. Because of the unique nature of the Confidential Information, Employee understands and agrees that The Company will suffer irreparable harm from the breach of any covenant contained herein including the covenant not to compete and the covenant not to disclose Confidential Information and that monetary damages may be inadequate to compensate for such a breach. Accordingly, Employee agrees that, notwithstanding the Arbitration clause of this Agreement, in addition to any other remedies available at law or equity, The Company shall be entitled to injunctive relief to enforce the terms of this Agreement.

      b) The Agreement shall be governed in all respects by the laws of the State of Texas and the covenants and agreements hereunder shall inure to the benefit of and be enforceable by each party's
            successors   and  assigns.   The  parties  hereby  agree  to  submit
            themselves to the exclusive jurisdiction and venue of any state or federal court located in Dallas County, Texas.

      c) Employee agrees that this agreement is the complete and exclusive statement of the agreement between the parties, which supersedes all proposals or prior agreements, oral or written and all other communications between the parties relating to the subject matter of this agreement including any cover letter hereto,

      d) If any provision(s) of this Agreement shall be declared invalid for any reason, the remaining provisions of this Agreement remain in full force and effect.

            IN WITNESS HEREOF, the parties hereto have voluntarily executed this Employment Agreement by their person or their duly authorized representatives as of the date set forth above.

RG RESTORATION, INC.                       EMPLOYEE:

BY: /s/ James Rea                          /s/ Frank I. Dahlberg      3/24/05
  -------------------------------  ------  -------------------------  -------
  JAMES REA                        DATE    FRANK I. DAHLBERG          DATE
  CHIEF OPERATING OFFICER,
  PRESIDENT


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